Exhibit 10.25

May 14, 2019

Peter Walker

Dear Peter,

It is a pleasure to offer you the position of Executive Vice President and Chief Financial Officer with Sterling. In this role, you will report to Josh Peirez, Chief Executive Officer. Your anticipated start date in this new position will be 07/08/2019, after all applicable conditions (listed below) are met. Compensation, Benefits, PTO and Holidays are outlined below:

•	Base Salary: $450,000 payable semi-monthly in accordance with local payroll schedule.

•	Status: Exempt, for purposes of federal wage-hour law, which means that you will not be eligible for overtime pay.

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Bonus: In addition to the base compensation above, Sterling will provide you with a target annual bonus opportunity of up to 100% of your annualized base salary, pursuant to the terms of the Annual Incentive Plan. This opportunity will be pro-rated based upon your start date. Employees hired after October 1 are not eligible for a merit increase or bonus for that calendar year. Please note that Sterling reserves the right to amend, cancel or otherwise modify its Annual Incentive Plan from time to time at its discretion.

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Sign-On Bonus: The Company will pay you a one-time sign-on bonus in the amount of $175,000. This bonus will be paid within 30 days from your start date. Should you choose to leave the organization within 24 months of your start date, or should your employment be terminated by the Company with good cause, including, but not limited to, material policy violations or substantial failure to perform your duties, you will be required to repay 100% of the bonus amount.

•	Reimbursement of Legal Fees: The Company will reimburse reasonable and substantiated legal fees that you have incurred for review of these documents up to $15,000.

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Equity Participation: You will also be eligible to participate in the Sterling Ultimate Parent Corp. 2015 Long-term Equity Incentive Plan. You will be granted 400 time-vesting options and 100 performance-vesting options at the Fair Market Value of the options at the time of grant as determined by the Company (currently $12,421). The grant is subject to Board approval, which is expected to occur on May 22nd 2019, your execution of related award agreement and all terms, including vesting (which commences on your start date), set forth in the award agreement and the Plan.

In addition to your compensation, your total rewards package also includes:

Paid Time Off (PTO): You will be eligible for 22 PTO days per year. All eligible employees will receive a pro-rated number of PTO days based on the number of months worked in the calendar year.

1 State Street Plaza, 24th Floor

New York, NY 10004

United States

800-899-2272

sterlingcheck.com

Holidays: In addition to paid time off, you will receive 6 paid holidays per year. More specific details regarding recognized holidays and the holiday policy will be shared with you at New Hire Orientation and are contained in the Employee Handbook.

Comprehensive Benefits Programs: There is a wide array of other benefits in which you may choose to participate as a Sterling employee, including, but not limited to: Medical, Dental, Vision and 401k. You will be scheduled to attend a New Hire Introduction and Benefits Orientation on your first day of employment or shortly thereafter to learn more about these programs.

Please bring documentation on your first day to complete your I-9 Form and new hire paperwork. Examples: a passport OR both your social security card or birth certificate and driver’s license or state identification card.

This offer is not intended to be, nor should it be construed as a guarantee that employment or any benefit program will be continued for any period-of-time. Any salary figures stated in annual terms are stated for the sake of convenience or to facilitate comparisons and are not intended to create an employment contract for any specific period-of-time. In accordance with our policy, this offer is contingent upon satisfactory completion of one or more of the following: a background check including a check of criminal, credit and business references, and pre-employment drug screening test. The background inquiries and testing required are subject to local law. This offer is also contingent upon you signing several policy acknowledgments and agreements prior to, or on your first day of employment.

Sterling complies with federal immigration law and as such, any fraud or misrepresentation on the I-9 Form is ground for disciplinary action up to and including termination.

Sterling is an equal opportunity employer and complies with laws that prohibit discrimination and harassment.

Covenants: This offer is contingent upon you being free from any legal or contractual commitments that would prevent you from working at Sterling. By accepting this offer, you represent that working in your new position will not violate any contractual commitments to your prior employer. You also acknowledge that you returned all property and documents (including any computer files) belonging to your former employer and that you will not use any such property or documents in performing your duties at Sterling. You further acknowledge that you understand your continuing confidentiality obligations to your former employer and that you will honor those obligations.

We’re so happy that you’re joining Sterling, and are confident that you’ll make a positive contribution to our amazing purpose and global team!

If you have any questions, please don’t hesitate to contact me at 646-829-3192.

Sincerely,

/s/ Danielle Korins

Danielle Korins

Chief People Officer

By signing below, I acknowledge and accept this offer letter and the associated terms within. I further understand this offer letter is not intended to convey or establish employment for any specified period-of-time and my employment with Sterling is at-will.

/s/ Peter Walker	5/15/19
Peter Walker	Date

1 State Street Plaza, 24th Floor

New York, NY 10004

United States

800-899-2272

sterlingcheck.com